Exhibit 99.1

Imagis and Briyante Announce Definitive Agreement

VANCOUVER, CANADA, October 7, 2003 - Imagis Technologies Inc. ("Imagis") (OTCBB:IGSTF; TSX-VEN:NAB; Germany:IGY) and Briyante Software Corp. ("Briyante") (TSX-VEN:BSC) announced today that the two companies have concluded negotiations and entered into a definitive agreement (the "Definitive Agreement") with regards to the previously-proposed acquisition of Briyante by Imagis (the "Acquisition"). Under the terms of the Definitive Agreement, Briyante shareholders will receive 1.4 Common Shares of Imagis in exchange for each Common Share of Briyante (the "Exchange Ratio"). The Exchange Ratio was arrived at on the basis of the current Imagis shareholders retaining a 60 percent ownership ratio of the Company and the current Briyante shareholders receiving a 40 percent ownership in the Company, taking into account adjustments relating to the recent financing arrangements announced by both companies.

The closing of the Acquisition is subject to Imagis completing a financing that provides new capital of a minimum of $800,000 before finders' fees or commissions. The closing is also subject to a number of customary conditions, including court, regulatory, and shareholder approval. Briyante's shareholders will be asked to vote on the Definitive Agreement at a Special Meeting that has been scheduled for November 20, 2003. Imagis' shareholders will vote on the arrangement the following day, November 21, 2003, at the Company's Annual General Meeting (AGM). If the Briyante acquisition is approved by both companies' shareholders, the Imagis shareholders will also be asked to approve a post-acquisition share consolidation on a 4.5 old shares for 1 new share basis.

"A significant market opportunity exists for the combined companies as evidenced by the recent success in Contra Costa County, California," said Roy Trivett, President & CEO, Imagis Technologies Inc. "Not only did this sale generate close to $500,000 for the two companies, it provided affirmation that Imagis' market presence can help drive adoption of Briyante's information sharing platform. Briyante's advanced database and application development technology will facilitate rapid advances in Imagis existing product line while positioning us to leverage our extensive knowledge of law enforcement in the timely creation of comprehensive new solutions for the sector."

Commented Al Kassam, President of Briyante Software Corp., "We are excited about this next chapter and look forward to working as one cohesive team with Imagis. Not only is there significant operational synergies to be achieved from a business standpoint, but the combined product offering provides significantly greater value - both for our customers and our shareholders."

As previously announced, Al Kassam, President of Briyante Software Corp. will be appointed to Imagis' Board of Directors and assume the role of Vice President, Technology and Development and Chief Technology Officer for the combined entity. In addition, Imagis has also agreed that the Briyante shareholders may nominate another director in addition to Mr. Kassam for election at Imagis' AGM.

About Imagis Technologies Inc.
 Imagis Technologies Inc. develops and markets breakthrough technology that allows for the rapid development and deployment of information sharing and biometric identification applications that are used in law enforcement, transportation security, immigration and customs, gaming, and other security and homeland defense initiatives.

The Company, whose Chairman is Oliver ("Buck") Revell, the former associate deputy director of the FBI, has over 140 installations of its software located across the United States, the United Kingdom, Canada, Latin America and Asia-Pacific. This includes one of the UK's national police agencies; RCMP, police, and sheriff departments across the United States and Canada; New Zealand Customs; the Government of Singapore, and Toronto's Pearson International Airport.

For more information about Imagis Technologies, please visit http://www.imagistechnologies.com.

About Briyante Software Corp.
Briyante Software Corp. (TSX-VEN:BSC) is the developer and marketer of the Justice Integration Server (JIS), a technology solution for the Justice, law enforcement and Public Safety sectors to share information with one another in a secure manner. JIS is in use in the RAIN project in Washington State, consisting of three agencies in King County that encompass 17 jurisdictions. JIS was also selected by the Charlotte-Mecklenburg Police Department to form part of their enterprise integration strategy. Charlotte-Mecklenburg Police is the largest law enforcement agency between Washington, DC and Atlanta, Georgia. Through the JIS' patent-pending visual metaphors, agencies with disparate systems (RMS, CAD, JMS, CMS, etc.) can publish or access relevant data without the need for programming. Built on Microsoft®.NET, the JIS is a completely standards-based product utilizing WEB Services and UDDI to create complex Regional Information Sharing Systems (RISS) networks.

Briyante is a Microsoft Certified Partner and is authorized for Microsoft's Windows XP logo identification program. Briyante is a member of the Integrated Justice Information Systems Institute and the Integrated Justice Industry Working Group that improves the quality and time to market of data sharing solutions. To learn more about Briyante, please visit http://www.briyante.com

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ON BEHALF OF THE BOARDS OF DIRECTORS

"Roy Trivett" President and CEO, Imagis Technologies Inc.	"Al Kassam" President and CEO, Briyante Software Corp.

Imagis Media and Investor Inquiries: John Lyotier - Manager, Marketing & Communications Imagis Technologies Inc. Phone: +1-604-684-2449 Ext. 226 E-mail: info@imagistechnologies.com	Briyante Media and Investor Inquiries: Sandy Buschau - Director Briyante Software Corp. Phone: +1.604.833.3026 E-mail: sandy@ipm.bc.ca

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.

Forward Looking Statements: This press release may contain statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include the risks and uncertainties described in Imagis Technologies Inc.'s Form 10-KSB filed with the United States Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.